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                    July 27, 2022

       William M. Hickey
       Co-Chief Executive Officer
       Centennial Resource Development, Inc.
       1001 Seventeenth St., Suite 1800
       Denver, CO 80202

                                                        Re: Centennial Resource
Development, Inc.
                                                            Proxy Statement on
Schedule 14A
                                                            Filed July 13, 2022
                                                            File No. 001-37697

       Dear Mr. Hickey:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation
       cc:                                              John M. Greer